Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (No. 333-289885) on Form S-3ASR and (No.333-287521) on Form S-8 of our reports dated February 20, 2026, with respect to the consolidated financial statements of Kinsale Capital Group, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Richmond, Virginia
February 20, 2026